Registration No. 333-3236

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

WINMARK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1622691
(State or Other Juris-	(I.R.S. Employer
diction of Incorporation	Identification Number)
or Organization)

4200 Dahlberg Drive, Suite 100

Golden Valley, MN 55422-4837

(Address of principal executive offices) (Zip Code)

Winmark Corporation

401(k) Savings Plan

(Full Title of the Plan)

Catherine P. Heaven, Esq.

4200 Dahlberg Drive, Suite 100

Minneapolis, Minnesota  55422-4837

(763) 520-8500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Daniel A. Yarano, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota  55402-1425

On April 4, 1996, Winmark Corporation (the “Company”) filed a Registration Statement on Form S-8 (Registration No. 333-3236), (the “Registration Statement”), for the sale of 10,000 shares of the Company’s common stock, no par value (the “Common Stock”), under the Winmark Corporation 401(k) Savings Plan (the “Plan”) and an indeterminate amount of interests to be offered or sold pursuant to the Plan.  In accordance with the undertakings contained in the Registration Statement, the Company files this Post-Effective Amendment No. 1 to the Registration Statement to deregister all shares of Common Stock and interests in the Plan available under the Registration Statement that remain unsold as of the date hereof.

The Company has eliminated the Company stock investment feature of the Plan.  Accordingly, no further investments may be made under the Plan in the Common Stock.  In addition, any Plan funds previously invested in the Common Stock were transferred out of such investment.  As a result, no Common Stock is held under the Plan.  Thus, this Post-Effective Amendment No. 1 is being filed to deregister all Plan interests and the shares of Common Stock that have not been issued under the Plan.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on 10th day of May, 2007.

WINMARK CORPORATION
(the “Registrant”)

By	/s/ Catherine P. Heaven
Catherine P. Heaven, General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John L. Morgan	Chairman of the Board and Chief Executive	May 10, 2007
John L. Morgan	Officer (principal executive officer)

/s/ Brett D. Heffes	Chief Financial Officer and Treasurer	May 10, 2007
Brett D. Heffes	(principal financial officer)

/s/ Gary Stofferahn	Controller	May 10, 2007
Gary Stofferahn	(principal accounting officer)

/s/ Kirk A. MacKenzie	Vice Chairman and Director	May 10, 2007
Kirk A. MacKenzie

/s/ William D. Dunlap	Director	May 10, 2007
William D. Dunlap

/s/ Jenele C. Grassle	Director	May 10, 2007
Jenele C. Grassle

/s/ Paul C. Reyelts	Director	May 10, 2007
Paul C. Reyelts

/s/ Mark L. Wilson	Director	May 10, 2007
Mark L. Wilson

/s/ Dean B. Phillips	Director	May 10, 2007
Dean B. Phillips